December 10, 2003

Mr. Ken Hicks	BY FAX: 480-354-4160
President and CEO
Centripetal Dynamics, Inc.
Mesa, Arizona 85207

Re:	Joint Projects; License and Consulting Agreement

Dear Ken:

               Further to your recent discussions with Mr. Larry Shultz, a director of Encore Clean Energy, Inc (“Encore”), (and formerly named Cryotherm, Inc) , this letter is to both reaffirm and amend the Joint Projects License and Consulting Agreement of June 26, 2003 signed between Cryotherm ("Cryotherm") and you, as an individual, and your company, Centripetal Dynamics, Inc. (collectively “CD”). This agreement supercedes any prior agreements.

               It is agreed by Encore and CD that the exclusivity provisions of the Agreement as they pertain to the Centripetal Engine and Wind Technologies remain in full force and effect, except as follows:

1.
CD is granting to Encore an extension to the terms signed by CD and Cryotherm, in regard to exclusive rights for sales and marketing of the technologies described in the prior Agreement dated June 26, 2003.

2.
The extension will be granted until June 2, 2004. At such time, Encore will be obligated to pay all the consulting expenses that have yet to be paid, by this date, to retain the exclusive sales and marketing rights to the technologies. The consulting fee would total $75,000, if the final payment was made as of June 2, 2004.

3.	Encore also acknowledges that it will make its best effort to start the consulting payments sooner as funds are secured by Encore.

4.
Encore shall additionally compensate Hicks with 350,000 warrants post-split on a 3-new-for-1-old share basis, which forward split of the Company’s stock is anticipated to occur in 2004. Each warrant will entitle Hicks to purchase Encore stock having the same term as and at a statutory discount price equal to 85% of the $1.00 per share price being offered to investors in the Private Placement Memorandum of December 2003. As of this date, the 350,000 post-split warrants payable to Hicks would be equivalent to 116,667 pre-split warrants in Encore, exercisable at $.85 per share). In consideration of these warrants being granted to Hicks, Hicks and CD will grant Cryotherm exclusive rights to the engine technology for the Saudi Arabia market place.

5.
The parties acknowledge Cryotherm’s October 1, 2003 merger with Forge, Inc. and subsequent name change to Encore Clean Energy, Inc. For purposes of this Agreement, all obligations of Cryotherm to CD and benefits from CD to Cryotherm under the June 26, 2003 Agreement are now the obligations of and inure to the benefit of the merged company, now known as Encore Clean Energy, Inc.

               This letter, which shall be effective upon execution, constitutes the entire agreement between the parties, is intended to be legally binding. The parties further agree to negotiate, execute and deliver such further documents and agreements, as may be necessary or desirable to implement the terms of this letter.

               If you are in agreement with the foregoing, kindly execute and return a duly executed counterpart, whereupon it will become a binding agreement in accordance with its terms.

Very truly yours,
ENCORE CLEAN ENERGY, INC

By:
Dan Hunter – CEO
Dated December 10, 2003

ACCEPTED AND AGREED:

By:
Ken Hicks, President, Centripetal Dynamics

Dated: December 10, 2003